Exhibit 10.6

PROSPECT REVIEW AGREEMENT
North Shuteston

This Prospect Review Agreement is made by and between Chet Pohle, Tim Conner, and California Oil & Gas Corp., Canadian Energy Capital, Inc. and Daybreak Oil and Gas Inc., effective April 3, 2005.

RECITALS

A. WHEREAS, Chet Pohle, and Tim Conner, (hereinafter "Geoscience Team") have in their possession certain geoscience, engineering and/or land data and information which identify geological and/or geophysical prospects on the lands described hereinbelow, hereinafter referred to as the "Proprietary and Confidential Information";

B. WHEREAS, California Oil & Gas Corp. (hereinafter "COGC"), Canadian Energy Capital, Inc. (hereinafter "CEC") and Daybreak Oil and Gas Inc (hereinafter "DOG") desire to review and inspect said Proprietary and Confidential Information covering or pertaining to the lands described hereinbelow for the sole purpose of determining the desirability of exploring for and determining the potential for production of oil, gas, other hydrocarbons, and other minerals located on, in or under the subject lands, such lands being situated in St. Landry Parish, Louisiana being designated and referred to as the North Shuteston Prospect (the "Area of Mutual Interest" or "AMI") more particularly described as follows:

Township 7 South, Range 4 East, Sections 170 and 171

C. WHEREAS, in consideration of providing geoscience interpretations in the North Shuteston Prospect, COGC, CEC and DOG agree and covenants to compensate the Geoscience Team and to perform other obligations as set forth in this Agreement and the Geoscience Team shall perform other services as described herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefits each party expects to receive from the other, the parties covenant and agree as follows:

<u>Section 1. Prospect Area.</u> The Prospect is located within the lands described hereinabove and the Project area comprises approximately 318 acres within the AMI as defined above in Recital B hereinafter referred to as the "Project Area".

<u>Section 2. Area of Mutual Interest.</u> The entirety of the lands described in Recital B and one-half mile around such lands, hereinabove, is jointly designated by COGC, CEC, DOG and the Geoscience Team as an area of mutual interest ("Area of Mutual Interest" or "AMI") to which the terms and provisions of this Agreement shall apply.

<u>Section 3. Area Of Mutual Interest.</u> The Area of Mutual Interest (AMI) shall remain in full force and effect as long as there is 'activity' in the area of mutual agreement. 'Activity' in the AMI shall include, but not be limited to the production of hydrocarbons, leasing, active leases, leases

held by production of hydrocarbons, geologic investigation, geophysical investigation, drilling, inactive (but not abandoned) wells, or any other activity which may occur that maintains a continuing business or economic interest in the properties located within the AMI.

From time to time, any or all of the parties to the Agreement may contemplate an extension of the AMI from ongoing geologic, geophysical, or drilling operations. The parties agree hereby that in the event the geologic, geophysical, or drilling operations indicate that the productive trend may extend outside the area of mutual interest, a formal proposal to extend the trend shall be made prior to offering such a proposal to any party other than COGC, CEC, DOG and the Geoscience Team who shall have sixty days (60 days) to accept or reject such an extension of the AMI in writing signed by all parties.

<u>Section 4. Consideration.</u> Neither COGC, CEC, DOG, nor any of its affiliated companies, officers, directors, shareholders, managers, partners or joint venturers shall, for a period of 2 years (two years) from the date of this Agreement, acquire, or cause to be acquired by any other person, firm or entity, any "Mineral Interest" (as defined in Section 7, hereinbelow) pertaining to the lands described above, unless COGC, CEC and DOG do all of the following:

(a) Pay to the Geoscience Team cash fees up to the amount of Forty Thousand Dollars ($40,000.00 U.S.). These fees will be paid in a staged manner with the payment of $10,000 (ten thousand dollars) upon acquisition of the first lease in the prospect area, $10,000 (ten thousand dollars) upon completion of leasing (defined as acquisition of the approximately 318 acres), and $20,000 (twenty thousand dollars) upon spud of the first well in the prospect area. It is understood and agreed by all parties that COGC, CEC and DOG will reimburse for out of pocket expenses such as telephone calls, office supplies used in the preparation of maps and documents, postage and Federal express, and other normal expenses which might be incurred in conducting the business associated within this prospect area. Travel expenses will be reimbursed, but will be pre-approved by COGC or CEC or DOG. Mileage charges to and from well locations are not considered reimbursable expenses unless there are extenuating circumstances which require more than normal or reasonable trips to the project are and which shall be approved by COGC and/or CEC and/or DOG prior to invoicing. Any substantial additional work requested by COGC, CEC and DOG shall result in reasonable additional payments;

(b) Provide the Geoscience Team with a seismic license without resale rights to any proprietary 2-D or 3D seismic data acquired by COGC, or CEC or DOG, or assigns in the AMI area. All other proprietary and resale rights to acquired data, mapping and interpretive reports shall remain with COGC, CEC and DOG;

(c) Within five (5) business days after the acquisition by COGC, CEC and DOG, or any of its affiliated companies, officers, directors, shareholders, managers, partners or joint venturers, of any Mineral Interest located in the AMI or *Prospect Area*, COGC, CEC and DOG shall execute and deliver, or cause to be executed and delivered, to the Geoscience Team a recordable instrument assigning to the Geoscience Team an overriding royalty interest equal to three percent (3.00%) of one hundred percent (100%) of all oil, gas and other hydrocarbon and mineral substances produced from, or by reason of pooling or unitization, attributable to, the Mineral Interest. The assignment or assignments of overriding royalty interests shall be in a form satisfactory to the Geoscience Team, and the overriding royalty interests shall be free and clear of all expenses associated with exploration, drilling, production and post-production costs and expenses, including, but not limited to, the costs of treating, processing, transporting, compressing and marketing oil or gas and other hydrocarbon and mineral substances.

TEC CP HH

Section 5. Due Diligence and Exclusivity in the Development of the Prospect. COGC and/or CEC and/or DOG shall have a period of 60 days from execution hereof to conduct due diligence as to the prospect and project described in the AMI. Prior to the expiration of said period the aforesaid COGC, CEC and/or DOG may deliver notice in writing to the Geoscience Team accepting the Project/Prospect and the AMI and waiving all further due diligence. Upon acceptance of the Project/Project and AMI, COGC, CEC and DOG shall use their best efforts and act diligently in accordance with mineral industry standards to acquire the Mineral Interests within the AMI and to diligently pursue the seismic and exploration program developed in accordance thereof. It is acknowledged by all the Parties that the Geoscience Team are substantially compensated by means of an overriding royalty interest upon production from wells contemplated to be drilled within the AMI after due technical diligence is done following the interpretation of seismic and other data. Therefore COGC, CEC and DOG shall use all reasonable diligence in pursuing any reasonable drilling program recommended by the Geoscience Team following analysis and interpretation of all scientific data. These drilling programs shall be pursued directly by COGC, CEC and DOG with the assistance of the Geoscience Team or by COGC, CEC and DOG arranging for an industry or financial partner to drill the recommended drilling program. Similarly the Geoscience Team shall perform their duties to provide all reasonably necessary Geological and Geophysical duties to design and interpret the studies and programs needed to develop the Prospect in a diligent and professional manner. During the Term of this agreement and for as long as the Parties are active within the AMI and pursuing the development of the Projects therein with reasonable diligence, the Geoscience Team shall perform substantially all Geological and Geophysical Services as reasonably required and further shall not bring any other party into the development of the AMI or show or reveal to any other party(ies) any data or material relating to prospects or projects within the AMI in any fashion without the express written consent of COGC, CEC and DOG.

Section 6. Effect of Modifications, Renewals and Extensions on Overriding Royalty Interests. The overriding royalty interests to be assigned to the Geoscience Team pursuant to the terms of this Agreement shall also apply and be assigned to the Geoscience Team upon any modifications, renewals, or extensions of Mineral Interests that are acquired by COGC, CEC and DOG during the term of this Agreement, whether such modifications, extensions or renewals occur during or after the term of this Agreement.

Section 7. Definition of Mineral Interest. As used in this Agreement, "Mineral Interest" means and includes, without limitation by enumeration, any fee, lease, top lease, option to lease, seismic option, farm-out, farm-in or support agreement, bottom hole agreement, working interest participation, partnership interest, joint venture interest, mineral interest, royalty interest, pooling agreement, or any other right, title or interest in or to the oil, gas, and other hydrocarbons and minerals lying in, on or under or that may be produced from said lands and the right to explore for and/or produce the same within or that may be attributable to the lands described above.

Section 8. Definition of Proprietary and Confidential Information. As used in this Agreement, "Proprietary and Confidential Information" means information (a) that is not known by actual or potential competitors of the Parties or is generally unavailable to the public, (b) that has been created, discovered, developed, or otherwise become known to the Parties in the course of their business, and (c) that has material economic value or potential material economic value to the Parties present or future business. "Proprietary and Confidential Information" shall include

trade secrets and all other discoveries, developments, analyses, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, data, research, technical data, and all other financial or business information owned by or pertaining to the Project or the Parties hereto.

__Section 9. Covenants Binding on Affiliates.__ With respect to the covenants, promises, and representations of COGC, CEC and DOG set forth in this Agreement, each of said covenants, promises and representations shall apply.

__Section 10. Term of Agreement.__ This Agreement shall remain in effect for the period of two years (2 years) from the date of this Agreement, unless the term of this Agreement is extended or renewed in writing executed by both parties. Upon the expiration of the initial term of this Agreement, or any extensions or renewals thereof, COGC, CEC and DOG shall nevertheless be obligated to pay to the Geoscience Team the fees specified in Section 3, hereinabove, and to execute and deliver to the Geoscience Team all of the assignments of overriding royalty interests as described hereinabove, with respect to Mineral Interests acquired by COGC, CEC and DOG, or any of its affiliated companies, officers, directors, shareholders, managers, partners or joint venturers, during the term of this Agreement or any extension or renewal of the term of this Agreement. The term of this Agreement is perpetuated according to the provisions in Section 3 above.

__Section 11. Amendment.__ This Agreement may be amended or modified at any time with respect to any provision only with a written instrument executed by both parties.

__Section 12. Notices.__ Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery, Federal Express or equivalent courier, or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt in the case of personal delivery, or three days after being deposited in the U.S. Mail. Mailed notices shall be addressed as follows, but each party may change his, her or its address by written notice in accordance with this Section:

To: California Oil & Gas Corp.
312, Canada Place,
407 2nd ST SW, Calgary, Alberta, Canada T2P-2Y3
Attn: John McLeod - President

To: Daybreak Oil and Gas Inc.
601 W. Main Avenue, Suite 1017
Spokane, Washington 99201
Attn: Robert N. Martin

To: Canadian Energy Capital, Inc.
3236 Conrad Dr NW
Calgary, Alberta, Canada T2L-1B4
Attn: Hans Heumann - President

To: Chet Pohle
15820 Arabella Avenue
Bakersfield, CA 93314

__Section 13. Assignment and Delegation Prohibited.__ Neither party may assign any right or interest or delegate any duty or responsibility arising under this Agreement without the prior written consent of the other. It is agreed that CEC is acting as agent for an undisclosed principal and that it shall be permitted to assign its rights and obligations hereunder to said principal.

__Section 14. Severability.__ If any provision of this Agreement is held invalid or unenforceable for any reason by a court of competent jurisdiction, it is the intent of the parties that all other terms and provisions of this Agreement remain fully valid and enforceable.

__Section 15. Governing Law.__ This Agreement is entered into and is to be performed in the State of Louisiana and shall be governed by and construed in accordance with the laws of the State of Louisiana, and any legal action or proceeding arising from or in connection with this Agreement or the parties' responsibilities hereunder shall be brought in Lafayette Parish, Louisiana.

__Section 16. Attorney's Fees.__ In the event either party brings any legal action or seeks arbitration regarding any provision of this Agreement, the prevailing party in the litigation or arbitration shall be entitled to recover reasonable attorneys' fees from the other party, in addition to any other relief that may be granted. This provision applies to the entire Agreement.

__Section 17. Binding On Successors, Assigns, and Heirs.__ All of the terms and provisions of this Agreement shall inure to the benefit of and shall be binding on the successors and assigns of each of the parties.

__Section 18. Entire Agreement.__ This Agreement constitutes the entire agreement between the parties concerning their rights and obligations with respect to its subject matter. Any other agreements or representations with respect to the subject matter of this Agreement not expressly set forth in this Agreement shall have no effect whatsoever or at all.

__Section 19. Other Actions.__ The parties agree to execute such further documents or take such further actions after the execution of this Agreement which may be reasonably necessary in order to effectuate the transactions contemplated hereby.

__Section 20. Liability.__ It is distinctly understood and agreed as evidenced by COGC's, CEC's and DOG's acceptance of this material or future interpretations that by furnishing the Proprietary and Confidential information to COGC, CEC and DOG, the Geoscience Team is in no way responsible or liable to COGC, CEC and DOG, or any other person, firm, or entity for any loss or inconvenience occasioned by the use of or reliance upon such material of Proprietary and Confidential Information; provided, however, that, without warranting the accuracy of the information or the ability to encounter production on said lands, the Geoscience Team has no reason to doubt that the information to be furnish by them to COGC, CEC and DOG hereunder is accurate or complete to the best of his knowledge and belief.

IN WITNESS WHEREOF, this Agreement has been executed by the parties at Lafayette, Louisiana to be effective for all purposes as of the date first written above.

California Energy Capital, Inc.

By:________________________ Hans Haumann
Its: President

Daybreak Oil and Gas, Inc.
By:________________________ Robert Martin
Its: President

California Oil & Gas Corp.

By:________________________ John McLeod
Its: President

____
Ray Conner

____
Chet Pohle